Exhibit (a)(5)(E)

Zhihu Inc. Announces Results of the Extraordinary General Meeting and Satisfaction of the Condition of the Tender Offers

BEIJING, China, October 16, 2024 — Zhihu Inc. (NYSE: ZH; HKEX: 2390) (“Zhihu” or the “Company”), a leading online content community in China, today announced that the proposed ordinary resolution relating to the all cash tender offers (the “Offers”) that commenced on September 9, 2024 to buy back up to 46,921,448 Class A ordinary shares of the Company (including in the form of American depositary shares (the “ADSs”)) at an offer price of HK$9.11 per Class A ordinary share (equivalent of US$3.50 per ADS) submitted for shareholders’ approval (the “Proposed Resolution”) as set forth in the notice of extraordinary general meeting dated September 9, 2024 has been duly adopted at the extraordinary general meeting held in Beijing, China today.

After the adoption of the Proposed Resolution on October 16, 2024, the Offers have become unconditional. The Offers will remain open for acceptance until 4:00 p.m., Hong Kong time, or 4:00 a.m., New York City time, on Wednesday, October 30, 2024 (the “Latest Acceptance Time”). Beneficial owners of ADSs or Class A ordinary shares held through any broker, dealer, commercial bank, trust company, or other nominee should be aware that they may require advance notification before the Latest Acceptance Time in order to be able to tender their ADSs or Class A ordinary shares before the Offers expire. Accordingly, such beneficial owners of ADSs or Class A ordinary shares wishing to participate in the Offers should contact their broker, dealer, commercial bank, trust company, or other nominee as soon as possible in order to determine the times by which such beneficial owners must take action in order to duly participate in the Offers.

Certain Information Regarding the U.S. Offer

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell any securities of the Company. The U.S. Offer will be made only pursuant to, and ADS holders and U.S. shareholders may only tender in the U.S. Offer in accordance with, the U.S. Offer to Purchase and other related materials.

ADS HOLDERS AND U.S. SHAREHOLDERS ARE URGED TO READ THE COMPANY’S SCHEDULE TO, U.S. OFFER TO PURCHASE, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ZHIHU INC. AND THE U.S. OFFER.

Materials filed with the SEC are available electronically without charge at the SEC’s website, https://www.sec.gov. Documents filed with the SEC may also be obtained without charge at the Company’s website, https://ir.zhihu.com. ADS holders and U.S. shareholders are also able to obtain a copy of these documents, without charge, from Broadridge Corporate Issuer Solutions, LLC, the information agent for the U.S. Offer.

About Zhihu Inc.

Zhihu Inc. (NYSE: ZH; HKEX: 2390) is a leading online content community in China where people come to find solutions, make decisions, seek inspiration, and have fun. Since the initial launch in 2010, we have grown from a Q&A community into one of the top comprehensive online content communities and the largest Q&A-inspired online content community in China. For more information, please visit https://ir.zhihu.com.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to,” or other similar expressions. Further information regarding these and other risks, uncertainties or factors is included in the Company's filings with the SEC and the Hong Kong Stock Exchange. All information provided in this press release is as of the date of this press release, and the Company does not undertake any duty to update such information, except as required under applicable law.

For investor and media inquiries, please contact:

In China:

Zhihu Inc.
Email: ir@zhihu.com

Piacente Financial Communications
Helen Wu
Tel: +86-10-6508-0677
Email: zhihu@tpg-ir.com

In the United States:

Piacente Financial Communications
Brandi Piacente
Phone: +1-212-481-2050
Email: zhihu@tpg-ir.com